United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

October 21, 2015

Date of Report

[Date of Earliest Event Reported]

NORTHSIGHT CAPITAL, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-53661	26-2727362
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

7740 East Evans Rd.

Scottsdale, AZ 85260

(Address of Principal Executive Offices)

(480) 385-3893

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

      .   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .   Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

      .   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 21, 2015, the Registrant appointed John B. Hollister as its Interim CEO, and the Registrant and Mr. Hollister entered into an employment agreement (“Agreement”).  The Agreement can be terminated by either party upon written notice, provides for a starting base salary of $400,000 per year and a signing bonus of $35,000 (subject to deferral as set forth below), and warrants to purchase an aggregate of five million shares of the Registrant’s restricted common stock, as follows: 500,000 warrants to be issued within 5 business days of signing and 375,000 warrants to be issued in twelve quarterly installments of 375,000, commencing December 31, 2015, for so long as Mr. Hollister is employed by the Registrant. The warrants have an exercise price of $.09 per share. If (i) the Registrant terminates Mr. Hollister’s employment without reasonable cause and (ii) the Registrant has raised at least $2 million in equity capital, then the Registrant shall be obligated to pay Mr. Hollister severance in an amount equal to four (4) months’ salary. If the Registrant is acquired prior to raising $1M in equity capital, Mr. Hollister will be entitled to all the warrants (provided he is then still employed by the Registrant).

Mr. Hollister has agreed to defer the payment of his salary and signing bonus as follows:

•

Prior to Receipt of $250,000 of Equity Capital. Mr. Hollister agreed to defer (i) all salary payments until the Registrant raises a minimum of $250,000 in equity funding and (ii) payment of the signing bonus until the Registrant raises a minimum of $500,000 in equity funding.

•

$250,000 in Equity Proceeds.  Once the Registrant raises at least $250,000 in equity capital, Mr. Hollister shall be paid (i) fifty (50%) percent of the amount of his then accrued and unpaid salary and (ii) fifty (50%) percent of the amount of regular salary from and after the receipt of such funds.

•

$500,000 in Equity Proceeds. Provided that the Registrant raises at least $500,000 in equity capital within ninety (90) days of the Agreement date, Mr. Hollister shall be paid (i) all of his then accrued and unpaid salary and (ii) his signing bonus, and he will continue to be paid fifty (50%) percent of the amount of regular salary from and after the receipt of such funds.

•

$1,000,000 in Equity Proceeds.  Once the Registrant raises at least $1,000,000 in equity capital, Mr. Hollister shall be paid (i) all of his then accrued and unpaid salary and (ii) the full amount of his regular salary from and after the receipt of such funds.

Once the Registrant raises at least $1 million in equity capital, Mr. Hollister will have the title of “CEO” (his position will no longer be interim in nature). In addition, the Registrant’s board of directors will appoint him a director of the Registrant at that time.

Mr. Hollister was Chief Executive Officer and a member of the Board of Directors of Nemus Bioscience, Inc. from October 2014 to August 2015 and Chief Executive Officer and a director of Nemus Bioscience’s wholly owned subsidiary from June 2014 to October 2014. From 2013 to 2014, Mr. Hollister served as a strategic consultant working with early stage healthcare companies. From 2011 to 2013, Mr. Hollister served as Senior Vice President of Marketing for Tethys Bioscience, a diabetes diagnostic company. From 2006 to 2009, Mr. Hollister served as Chief Executive Officer of EEG Spectrum International, a private device company. From 1999 to 2004, Mr. Hollister served in a series of Commercial positions, including the Global Commercial Leader in Oncology at Amgen where he led multiple teams in developing oncology assets from preclinical to phase IV. Prior to Amgen, Mr. Hollister served as the Director of Marketing at Aviron, a vaccine start-up.  Mr. Hollister started his pharmaceutical career at SmithKline Beecham from 1989 to 1997.

Mr. Hollister has his BA in Economics from Stanford University and his MBA from the Drucker Center at the Claremont Graduate University. Mr. Hollister serves as a Board Member and Secretary of the Brain and Behavior Research Foundation.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSIGHT CAPITAL, INC.

Date:	October 26, 2015	By:	/s/John Hollister
John Hollister.
CEO

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